Exhibit D-2


January 25, 1999

U.S. Securities and Exchange Commission
Division of Investment Management
Office of Public Utility Regulation
Attention:  Catherine A. Fisher, Assistant Director
450 Fifth Street, NW
Washington, DC 20549

Re: The Cincinnati Gas & Electric Company Utility-Nonutility Services Agreement, SEC File No. 70-

Dear Ms. Fisher:

     By a vote on January 20, 1999, the Public Utilities Commission of Ohio (PUCO) has authorized me to inform you that, pursuant to procedures agreed to in the 1994 merger which created Cinergy Corp., The Cincinnati Gas & Electric Company has filed a proposed Utility-Nonutility Services Agreement for PUCO review. The PUCO understands that CG&E will be filing the Services Agreement, in the form attached as Exhibit A hereto, with the SEC shortly for approval under the Public Utility Holding Company Act of 1935. This letter is to inform you that the PUCO and its staff has completed its review and has no objections to the Services Agreement as filed with the PUCO.

                                  Respectfully submitted,


                                  /s/Thomas W. McNamee
                                  Assistant Attorney General
                                  Public Utilities Section
                                  180 E. Broad St., 7th Floor
                                  Columbus, OH 43215
                                  (614) 466-4396
                                  (614) 644-8764

cc:  James B. Gainer, Associate General Counsel, Cinergy Corp.

Enclosure